KOOLBRIDGE
SOLAR

THREE YEAR RETAINER AGREEMENT FOR CHIEF LEGAL OFFICER AND SECRETARY OF KBS EFFECTIVE JULY 1, 2016

Whereas Phil Johnston, J.D. as rendered valuable legal, fundraising and MBA services as Co-Founder and Vice Chairman of Koolbridge Solar, Inc. (KBS) since July 26, 2013,

Whereas Phil Johnston has served as aide-de-camp to KBS's CEO over these three years and ~ two years prior to KBS inception date of July 26, 2013,

Whereas Founding CEO and Chairman recognizes the value of these services,

Whereas Phil Johnston's 15 years of public company experience and heading Nexsen Pruet's Corporate Governance practice for 2 years will prove valuable as KBS becomes a public company,

It is agreed that KBS will retain Phil Johnston is this present legal/fundraising/acquisition and MBA capacity at $5,000 per month as an employee with the title of Secretary, Chief Legal Officer and Vice Chairman effective July 1, 2016 for a period of three (3) years. This Agreement automatically renews unless terminated in writing within 60 days prior to the July 1, 2019 by either party.

In the event of sale of KBS during the next three years, this Agreement remains in place until July 1, 2019.

KBS agrees to pay reasonable and necessary business expenses supported by proper expense receipts maintained by Phil Johnston. KBS has the right to request and receive any and all expense receipts from inception to date.

Agreed to this June 30, 2016.

J. Stephen Burnett 7/1/2016

J. Stephen Burnett

Chairman of the Board and Chief Executive Officer

Koolbridge Solar, Inc.